Exhibit 10.7

EXECUTION VERSION

TAX RECEIVABLE AGREEMENT

by and among

FORWARD AIR CORPORATION,

CENTRAL STATES LOGISTICS, INC.,

CLUE OPCO LLC

and

THE MEMBERS

FROM TIME TO TIME PARTY HERETO

Dated as of January 25, 2024

TABLE OF CONTENTS

		Page
	ARTICLE I

	Definitions
SECTION 1.1.	Definitions	3
SECTION 1.2.	Rules of Construction	14

	ARTICLE II

	Determination of Realized Tax Benefit

SECTION 2.1.	Basis Adjustments; 754 Election	15
SECTION 2.2.	Basis Schedules	16
SECTION 2.3.	Tax Benefit Schedules	16
SECTION 2.4.	Procedures; Amendments	17

	ARTICLE III

	Tax Benefit Payments

SECTION 3.1.	Timing and Amount of Tax Benefit Payments	18
SECTION 3.2.	No Duplicative Payments	20
SECTION 3.3.	Pro-Ration of Payments as Between the Members	20

	ARTICLE IV

	Termination

SECTION 4.1.	Early Termination of Agreement; Acceleration Events	21
SECTION 4.2.	Early Termination Notice	22
SECTION 4.3.	Payment upon Early Termination	23

	ARTICLE V

	Subordination and Late Payments; Payments Generally

SECTION 5.1.	Subordination	24
SECTION 5.2.	Late Payments by Parent and Holdco	24
SECTION 5.3.	Payments Generally	25

	ARTICLE VI

	Tax Matters; Consistency; Cooperation

SECTION 6.1.	Participation in Tax Matters	25

i

Exhibits

Exhibit A   -   Form of Joinder Agreement

ii

TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT (this “Agreement”), dated as of January 25, 2024, is hereby entered into by and among Forward Air Corporation, a Tennessee corporation (“Parent”), Central States Logistics, Inc., an Illinois corporation and wholly owned subsidiary of Parent (“Holdco”), Clue Opco LLC, a Delaware limited liability company (“Opco”), Omni Management Holdings, LLC, a Delaware limited liability company (“Management Holdings”), the Rollover Members (as defined herein), the Management Holdings Members (as defined herein), the Blocker Members (as defined herein), and each of the other Members (as defined herein) from time to time party hereto; provided that the Rollover Members, Management Holdings Members and Blocker Members shall only be a party hereto following delivery of a Letter of Transmittal (as defined in and pursuant to the Merger Agreement (as defined below)).

RECITALS

WHEREAS, Opco is treated as a continuation of Omni Newco, LLC, a Delaware limited liability company (the “Company”), as a partnership for U.S. federal income tax purposes;

WHEREAS, concurrently herewith, pursuant to the Agreement and Plan of Merger (as amended from time to time, the “Merger Agreement”) (capitalized terms used but not otherwise defined herein shall have the meaning assigned to such terms in the Merger Agreement), by and among Parent, Opco, the Company and the other parties thereto, dated as of August 10, 2023, (i), Clue Opco Merger Sub LLC, a Delaware limited liability company (“Opco Merger Sub”), will be merged with and into the Company, with the Company being the surviving entity and a wholly owned subsidiary of Opco (the “Company Merger”), (ii) the Blocker Merger Subs will merge with and into the Blockers, with the Blockers surviving as specified in the Merger Agreement (the “Blocker Mergers”), (iii) following the consummation of the Blocker Mergers, the Blockers will merge with and into Clue Parent Merger Sub LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Parent Merger Sub”), with Parent Merger Sub continuing as the surviving limited liability company in such merger (the “Parent Merger Sub Merger”, which together with each Blocker Merger is intended to be treated as a single integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder (the “Reorganizations”)) and (iv) Clue Management Merger Sub LLC, a Delaware limited liability company and wholly owned subsidiary of Parent will merge with and into Management Holdings, with Management Holdings continuing as the surviving limited liability company in such merger (the “Management Holdings Merger” and, together with the Company Merger, the Blocker Mergers, and the Parent Merger Sub Merger, the “Mergers”);

WHEREAS, as a result of the Company Merger, the members of the Company as of immediately prior to the Company Merger (including Management Holdings but excluding the Blockers) will receive (i) membership interests in Opco in the form of Class B Units (as defined herein) and Series C-2 Preferred Units (as defined herein) (together, the “Opco Units”) and (ii) stock of Parent in the form of Series B Preferred Stock (as defined herein) in exchange for their interests in the Company (such members of Opco, the “Rollover Members”);

WHEREAS, as a result of the Management Holdings Merger, the members of Management Holdings as of immediately prior to the Management Holdings Merger will receive Management Class B Units (as defined herein) and Management Series C-2 Preferred Units (as defined herein) of Management Holdings (together, the “Management Holdings Units” and, together with the Opco Units, the “Units”) (the “Management Holdings Members”);

WHEREAS, as a result of the Blocker Mergers, the Blocker Securityholders as of immediately prior to the Blocker Mergers will receive (i) shares of Common Stock of Parent and (ii) shares of Series C Preferred Stock of Parent (such former Blocker Securityholders are referred to herein as the “Blocker Members” and, together with the Rollover Members, the Management Holdings Members, and each other Person who becomes a Party pursuant to Section 7.6, the “Members”);

WHEREAS, (i) following the Company Merger, the Rollover Members (including Management Holdings) will receive a distribution of cash from Opco (the “Opco Cash Distribution”), (ii) following the Management Holdings Merger, the Management Holdings Members will receive a distribution of cash from Management Holdings (the “Management Holdings Cash Distribution” and together with the Opco Cash Distribution, the “Cash Distributions”) and (iii) the Blocker Securityholders will indirectly receive a cash distribution from Opco in connection with the Reorganizations;

WHEREAS, immediately prior to the consummation of the Reorganizations, each Blocker was taxable as a corporation for U.S. federal income tax purposes;

WHEREAS, the Operating Agreement (as defined herein) provides each Rollover Member (other than Management Holdings) an exchange right pursuant to which each Rollover Member (other than Management Holdings) may cause Holdco to exchange all or a portion of its Opco Units from time to time for the Share Settlement (as defined herein) or, at Holdco’s option, cash (each, a “Rollover Member Exchange”);

WHEREAS, the Operating Agreement of Surviving Management Holdings (as defined herein) provides each Management Holdings Member an exchange right pursuant to which it may cause Management Holdings to exchange all or a portion of its Management Holdings Units in exchange for corresponding Class B Units (and corresponding Series B Preferred Stock of Parent) or Series C-2 Preferred Units of Opco, as applicable (a “Management Holdings Member First Step Exchange”), and immediately thereafter, pursuant to the Operating Agreement, Holdco shall exchange such Opco Units for the Share Settlement or, at Holdco’s option, cash (each, a “Management Holdings Member Opco Unit Exchange”);

WHEREAS, Opco and each of its Subsidiaries (as defined herein) that is treated as a partnership for U.S. federal income tax purposes and Management Holdings will have in effect an election under Section 754 of the Code (as defined herein) for the Taxable Year (as defined herein) in which any Exchange (as defined herein) occurs, which election will cause any such Exchange to result in an adjustment to Parent’s (direct or indirect through Holdco) proportionate share of the tax basis of the assets owned by Opco or certain of Opco’s Subsidiaries; and

WHEREAS, the Parties desire to provide for certain payments and make certain arrangements with respect to any tax benefits to be derived by Parent (including indirectly through Holdco) (i) as the result of Exchanges, (ii) from the Reorganizations, (iii) from Remedial Allocations and (iv) from the making of payments under this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, the Parties agree as follows:

ARTICLE I

Definitions

SECTION 1.1.    Definitions. As used in this Agreement, the terms set forth in this Article I shall have the following meanings.

“Action” means any litigation, suit, claim, action, proceeding or investigation.

“Actual Tax Liability” means, with respect to any Taxable Year, the liability for Covered Taxes, which shall not be less than zero, (i) of Parent (including, for the avoidance of doubt, and without duplication, any such liabilities of a current or former consolidated group member pursuant to Treasury Regulations Section 1.1502-6 (and any corresponding or similar provisions of state or local tax Law)) and (ii) without duplication, of Opco and its Subsidiaries, but only with respect to Covered Taxes imposed on Opco and its Subsidiaries and allocable to Parent or to the other members of the consolidated group of which Parent is the parent, in each case, (a) appearing on U.S. federal income Tax Returns (including, for the avoidance of doubt, IRS Forms 1120 and 1065) of the applicable Person for such Taxable Year or (b) if applicable, determined in accordance with a Determination; provided that the liability for taxes described in clauses (i) and (ii) shall be calculated using (x) the Blended Rate for purposes of calculating the U.S. state and local Actual Tax Liability and (y) in the case of a Determination, the highest U.S. federal income tax rate in effect for Parent for purposes of calculating the U.S. federal Actual Tax Liability.

“Advisory Firm” means an accounting firm that is nationally recognized as being expert in Covered Tax matters, selected by Parent.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

“Agreed Rate” means lesser of (i) 6.5% and (ii) SOFR plus 150 basis points, compounded annually.

“Agreement” is defined in the preamble.

“Amended Schedule” is defined in Section 2.4(b).

“Attributable” means:

(i)    with respect to any Rollover Member or Management Holdings Member, a Net Tax Benefit that is derived from any Basis Adjustment, Imputed Interest or Remedial Allocations that is attributable to such Member under the following principles:

(a)    any Basis Adjustments shall be determined separately with respect to each such Member, using reasonable methods for tracking such Basis Adjustments, and are Attributable to each such Member in an amount equal to the total Basis Adjustments relating to such Opco Units Exchanged by such Member (determined without regard to any dilutive or antidilutive effect of any contribution to or distribution from Opco after the date of an applicable Exchange, and taking into account (i) Section 704(c) of the Code and (ii) in the case of a Basis Adjustment resulting from or attributable to Section 734(b) of the Code, any adjustment under Section 743(b) of the Code); and

(b)    any deduction to Parent with respect to a Taxable Year in respect of Imputed Interest is Attributable to the Person that is required to include the Imputed Interest in income (without regard to whether such Person is actually subject to tax thereon); and

(c)    any items of expense, deduction or loss to Parent with respect to a Taxable Year in respect of Remedial Allocations that are Attributable to the Person that is required to recognize corresponding items of income or gain (without regard to whether such Person is actually subject to tax thereon);

(ii)    with respect to any Blocker Member, a Net Tax Benefit that is derived from any Basis Adjustment or Imputed Interest that is attributable to the Reorganizations allocable to such Member under the following principles:

(a)    any Basis Adjustment or Imputed Interest that is attributable to the tax basis of the Reference Assets under Section 743(b) (or any similar provisions of state or local tax Law) and acquired by Parent (directly or indirectly) as a result of the Reorganizations shall be determined separately with respect to each Blocker Member, using reasonable methods for tracking such Basis Adjustments or Imputed Interest, and are Attributable to the Blocker Members of each Blocker whose Basis Adjustments carried over to Parent (determined without regard to any dilutive or antidilutive effect of any contribution to or distribution from Opco after the effective date of the transactions set forth in the Merger Agreement (including without regard to any contribution by Parent to Opco under Section 721 of the Code in conjunction with the transactions set forth in the Merger Agreement);

(b)    any Basis Adjustment or Imputed Interest Attributable to the Blocker Members as described above in clause (a) shall be Attributable to each Blocker Member in proportion to such Blocker Member’s interest in such Blocker as of immediately prior to the Reorganizations; and

(c)    any deduction to Parent with respect to a Taxable Year in respect of Imputed Interest is Attributable to the Person that is required to include the Imputed Interest in income (without regard to whether such Person is actually subject to tax thereon);

provided, that, for purposes of calculating any Payment hereunder to any Member (or its successors or assigns) set forth on Schedule I (such Members, the “Reallocation Members” and such schedule, as amended from time to time, in the sole discretion of the Reallocation Members acting unanimously, the “Reallocation Schedule”) or other payment derived from any Basis Adjustment, Imputed Interest or Remedial Allocations with respect to such Reallocation Member, the amount of Net Tax Benefit, or any Basis Adjustment, Imputed Interest or Remedial Allocation, Attributable to such Reallocation Member shall be determined by taking the amounts thereof as initially determined with respect to such Reallocation Member under the preceding clauses (i) and (ii) and reallocating such amounts among all Reallocation Members in accordance with the proportions and methodologies set forth on the Reallocation Schedule.

“Audit Committee” means the audit committee of the Board.

“Basis Adjustment” means the increase or decrease to, or Parent’s proportionate share of, the tax basis of the Reference Assets (i) under Section 732, 734(b), 743(b), 754, 755 or 1012 of the Code (or any similar provisions of state or local tax Law) as a result of any Exchange and any payment made under this Agreement and (ii) under Section 743(b) (or any similar provisions of state or local tax Law) as a result of the Reorganizations. Basis Adjustments are to be calculated in accordance with Treasury Regulations Section 1.743-1, as applicable. Notwithstanding any other provision of this Agreement, the amount of any Basis Adjustment resulting from an Exchange of one or more Opco Units is to be determined as if any Pre-Exchange Transfer (without duplication of a Section 734(b) Distribution associated with the applicable Pre-Exchange Transfer) of such Opco Units had not occurred. For the avoidance of doubt, Basis Adjustments shall include adjustments under the foregoing provisions stemming from situations where, as a result of one or more Exchanges or other payments under this Agreement, Opco remains in existence as an entity treated as a partnership or becomes an entity that is disregarded as separate from its owner for U.S. federal income tax purposes, and payments made under this Agreement shall not be treated as resulting in a Basis Adjustment to the extent such payments are treated as Imputed Interest.

“Basis Schedule” is defined in Section 2.2.

“Benchmark Taxable Income” means, for any Taxable Year, taxable income sufficient to fully utilize the deductions arising from Basis Adjustments, Imputed Interest and Remedial Allocations for such Taxable Year, on a “with or without” basis in accordance with Section 2.3(b).

“Blended Rate” means, with respect to any Taxable Year, the sum of the effective rates of tax (for the avoidance of doubt, taking into account any U.S. federal benefit of the state or local tax deduction) imposed on the aggregate net income of Parent or Opco, as applicable, in each state or local jurisdiction in which Parent or Opco, as applicable, files Tax Returns for such Taxable Year, with the effective rate in any state or local jurisdiction being equal to the product of (i) the apportionment factor on the income or franchise Tax Returns of Parent in such jurisdiction for such Taxable Year and (ii) the maximum applicable corporate income tax rate in effect in such jurisdiction in such Taxable Year. As an illustration of the calculation of the Blended Rate for a Taxable Year, if Parent solely files Tax Returns in State 1 and State 2 in a Taxable Year, the maximum applicable corporate income tax rates in effect in such states in such Taxable Year are 6.5% and 5.5%, respectively, and the apportionment factors for such states in such Taxable Year are 55% and 45% respectively, then the Blended Rate for such Taxable Year is equal to 6.05% (i.e., 6.5% multiplied by 55% plus 5.5% multiplied by 45%).

“Blockers” shall have the meaning set forth in the Merger Agreement.

“Board” means the Board of Directors of Parent.

“Bullet Rate” means the Early Termination Rate determined as of the Early Termination Reference Date, plus 50 basis points, compounded annually.

“Business Day” means any day other than a Saturday or a Sunday or a day on which banks located in New York City, New York generally are authorized or required by Law to close.

“Change of Control” means a “Strategic Transaction” (as defined in the Investor Rights Agreement).

“Class B Units” has the meaning ascribed to it in the Operating Agreement.

“Code” means the U.S. Internal Revenue Code of 1986, as amended. Unless the context requires otherwise, any reference herein to a specific section of the Code shall be deemed to include any corresponding provisions of future Law as in effect for the relevant taxable period.

“Common Stock” means the common stock, par value $0.01 per share, of Parent.

“Control” means the direct or indirect possession of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Covered Taxes” means any U.S. federal, state and local, taxes, assessments or similar charges that are based on or measured with respect to net income or profits whether as an exclusive or an alternative basis (including, for the avoidance of doubt, franchise taxes that are based on or measured with respect to net income or profits) and any interest, penalties or additions imposed in respect thereof under applicable Law.

“Cumulative Net Realized Tax Benefit” is defined in Section 3.1(b)(ii).

“Default Rate” means SOFR plus 525 basis points, compounded annually.

“Default Rate Interest” is defined in Section 5.2.

“Designated Representative” means, initially, REP Omni Holdings, L.P.

“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or any similar provisions of state or local tax Law, as applicable, or any other event (including the execution of IRS Form 870-AD) that finally and conclusively establishes the amount of any liability for tax.

“Early Termination Effective Date” means (i) with respect to an early termination pursuant to Section 4.1(a), the date an Early Termination Notice is delivered, (ii) with respect to an early termination pursuant to Section 4.1(b), the date of the applicable Change of Control and (iii) with respect to an early termination pursuant to Section 4.1(c), the date of the applicable Material Breach or Insolvency Event.

“Early Termination Notice” is defined in Section 4.2(a).

“Early Termination Payment” is defined in Section 4.3(b).

“Early Termination Rate” means the lesser of (i) 6.5% and (ii) SOFR plus 125 basis points, compounded annually.

“Early Termination Reference Date” is defined in Section 4.2(b).

“Early Termination Schedule” is defined in Section 4.2(b).

“Exchange” or “Exchanged” means any (i) Rollover Member Exchange or Management Holdings Member Opco Unit Exchange, (ii) Section 734(b) Distributions or (iii) the receipt of the Cash Distributions by the Rollover Members or the Management Holdings Members as described in the Merger Agreement.

“Exchange Act” means the Securities and Exchange Act of 1934, as amended, and applicable rules and regulations thereunder, and any successor to such statute, rules or regulations.

“Exchange Date” means the date of any Exchange.

“Expert” is defined in Section 7.12(a).

“Final Payment Date” means any date on which a Payment is required to be made pursuant to this Agreement. The Final Payment Date in respect of (i) a Tax Benefit Payment is determined pursuant to Section 3.1(a) and (ii) an Early Termination Payment is determined pursuant to Section 4.3(a).

“Hypothetical Tax Liability” means, with respect to any Taxable Year, the hypothetical liability of Parent that would arise in respect of Covered Taxes and, without duplication, of Opco and its Subsidiaries but only with respect to Covered Taxes imposed on Opco and its Subsidiaries (including under Sections 704 and 6225 of the Code (or any similar corresponding provisions of state or local tax Law)) and allocable to Parent using the same methods, elections, conventions and similar practices in calculating the Actual Tax Liability but (i) calculating depreciation, amortization or other similar deductions, or otherwise calculating any items of income, gain or loss, using Parent’s proportionate share of the Non-Adjusted Tax Basis as reflected on the Basis Schedule, including amendments thereto, for such Taxable Year and (ii) excluding any expense, deduction or loss attributable to Imputed Interest or Remedial Allocations for such Taxable Year, using (x) the Blended Rate for purposes of calculating the U.S. state and local Hypothetical Tax Liability and (y) in the case of a Determination, the highest U.S. federal income tax rate in effect for Parent for purposes of calculating the U.S. federal Hypothetical Tax Liability. For the avoidance of doubt, the Hypothetical Tax Liability shall be determined without taking into account the carryover or carryback of any tax item (or portions thereof) that is attributable to any of the items described in clauses (i) or (ii) of the previous sentence and shall not be less than zero.

“Imputed Interest” means any interest imputed under Section 483, 1272 or 1274 or any other provision of the Code or any similar provisions of state or local tax Law with respect to Parent’s or Holdco’s payment obligations under this Agreement.

“Independent Directors” means a director who would qualify as an “Independent Director” pursuant to the listing standards of the NASDAQ, or, if the Equity Securities of Parent are not quoted or listed for trading on the NASDAQ, pursuant to the rules of the stock exchange on which the Equity Securities of Parent are then quoted or listed for trading. For the avoidance of doubt, each Initial Nominee (other than John J. Schickel, Jr.) and each Investor Director shall be deemed an “Independent Director” regardless of such Initial Nominee’s or such Investor Director’s affiliation with any Investor (so long as such Director qualifies as such pursuant to the foregoing sentence).

“Insolvency Event” means (i) the commencement by Parent or Holdco of any case, proceeding or other action (A) under any existing or future Law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate a bankruptcy or insolvency, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts or (B) seeking an appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or making a general assignment for the benefit of creditors or (ii) the commencement against Parent or Holdco of any case, proceeding or other action of the nature referred to in clause (i) above that remains undismissed or undischarged for a period of 60 calendar days.

“Investor Rights Agreement” means the Investor Rights Agreement in the form attached to the Merger Agreement as Exhibit F, by and among Parent, the Major Shareholders (as defined in the Merger Agreement) and the other investors and parties party thereto to be entered into at or following the Closing pursuant to the Merger Agreement.

“IRS” means the U.S. Internal Revenue Service.

“Joinder” means a joinder to this Agreement, in form and substance substantially similar to Exhibit A to this Agreement.

“Joinder Requirement” is defined in Section 7.6.

“Law” means all laws, statutes, ordinances, rules and regulations of the U.S., any foreign country and each state, commonwealth, city, county, municipality, regulatory or self-regulatory body, agency or other political subdivision thereof.

“Management Class B Units” has the meaning ascribed to it in the Operating Agreement of Surviving Management Holdings.

“Management Holdings Member First Step Exchange” is defined in the recitals to this Agreement.

“Management Holdings Member Opco Unit Exchange” is defined in the recitals to this Agreement.

“Management Series C-2 Units” has the meaning ascribed to it in the Operating Agreement of Surviving Management Holdings.

“Market Value” means, on any date, (a) if the Common Stock trades on a national securities exchange or automated or electronic quotation system, the Common Stock Trading Price (as defined in the Operating Agreement) or (b) if the Common Stock is not then traded on a national securities exchange or automated or electronic quotation system, as applicable, the Fair Market Value (as defined in the Operating Agreement) on such date of one (1) share of Common Stock that would be obtained in an arm’s length transaction between an informed and willing buyer and an informed and willing seller, neither of whom is under any compulsion to buy or sell, respectively, and without regard to the particular circumstances of the buyer or seller.

“Material Breach” means the (i) material breach by Parent or Holdco of a material obligation under this Agreement or (ii) the rejection of this Agreement by operation of Law in a case commenced in bankruptcy or otherwise.

“Member Approval” means written approval by Members who are (or would be, upon a Voluntary Early Termination) entitled to a majority of the total amount of the Early Termination Payments as of the time of a determination of Member Approval.

“Members” is defined in the recitals to this Agreement.

“Net Tax Benefit” is defined in Section 3.1(b)(i).

“Non-Adjusted Tax Basis” means, with respect to any Reference Asset at any time, the tax basis that such asset would have had at such time if no Basis Adjustments had been made.

“Objection Notice” is defined in Section 2.4(a)(ii).

“Opco” is defined in the preamble to this Agreement.

“Opco Group” means Opco and each of its direct or indirect Subsidiaries that is treated as a partnership or disregarded entity for applicable tax purposes (but excluding the portion of any such Subsidiary that is directly or indirectly held by a Subsidiary of Opco that is an entity treated as a corporation for applicable tax purposes).

“Operating Agreement” means that certain Second Amended and Restated Operating Agreement of Opco, dated as of the date hereof, as such agreement may be further amended, restated, supplemented or otherwise modified from time to time; provided, that for so long as the definitive agreement constituting the amended and restated limited liability company agreement of Opco contemplated by Section 7.22(a)(i) of the Merger Agreement is not in effect, “Operating Agreement” shall refer to the terms and conditions set forth on Exhibit C to the Merger Agreement.

“Operating Agreement of Surviving Management Holdings” means that certain Amended and Restated Operating Agreement of Surviving Management Holdings, dated as of the date hereof, as such agreement may be further amended, restated, supplemented or otherwise modified from time to time; provided, that for so long as the definitive agreement constituting the limited liability company agreement of Surviving Management Holdings contemplated by Section 7.22(a)(ii) of the Merger Agreement is not in effect, “Operating Agreement of Surviving Management Holdings” shall refer to the terms and conditions set forth on Exhibit K of the Merger Agreement.

“Parent” is defined in the preamble to this Agreement.

“Parties” means the parties named on the signature pages to this agreement, each of the Members who have delivered a Letter of Transmittal pursuant to the Merger Agreement and each additional party that satisfies the Joinder Requirement, in each case with their respective successors and assigns; provided that the Rollover Members, the Management Holdings Members and Blocker Members shall only be a Party hereto following delivery by him, her or it of a Letter of Transmittal (as defined in and pursuant to the Merger Agreement).

“Payment” means any Tax Benefit Payment or Early Termination Payment and in each case, unless otherwise specified, refers to the entire amount of such Payment or any portion thereof.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

“Pre-Exchange Transfer” means any transfer (including upon the death of a holder of Opco Units or Management Holdings Units or upon a Management Holdings Member First Step Exchange) or distribution in respect of one or more Opco Units or Management Holdings Units, in each case (i) that occurs after the Closing (as defined in the Merger Agreement) but prior to an Exchange of such Opco Units (or in the case of a Management Holdings Member, prior to a Management Holdings Member Opco Unit Exchange with respect to Opco Units it is eligible to receive via a Management Holdings Member First Step Exchange with respect to such Management Holdings Units) and (ii) to which Sections 734(b), 743(b), 707, 737 or 704(c)(1)(B) of the Code applies.

“R Shareholder Agreement” means that certain Major Shareholders Agreement substantially in the form attached to the Merger Agreement as Exhibit E-2, by and among Parent and the R Investors.

“Realized Tax Benefit” is defined in Section 3.1(b)(iii).

“Realized Tax Detriment” is defined in Section 3.1(b)(iv).

“Reallocation Members” is defined within the definition of “Attributable” in Section 1.1.

“Reallocation Schedule” is defined within the definition of “Attributable” in Section 1.1.

“Reconciliation Dispute” means a disagreement with respect to a Schedule prepared in accordance with the procedures set forth in Section 2.4 or Section 4.2, as applicable, within the relevant time period designated in this Agreement.

“Reconciliation Procedures” is defined in Section 7.12(a).

“Reference Asset” means any asset of any member of the Opco Group at the time of, in the case of an Exchange, such Exchange or, in the case of the Reorganizations, the Reorganizations. A Reference Asset also includes any asset the tax basis of which is determined, in whole or in part, by reference to the tax basis of an asset that is described in the preceding sentence, including “substituted basis property” within the meaning of Section 7701(a)(42) of the Code. For the avoidance of doubt, references to depreciable or amortizable Reference Assets shall include assets that would become depreciable or amortizable when placed in service.

“Remedial Allocations” means, for each Taxable Year, net amounts of expense, deduction or loss allocated to Parent and its Subsidiaries under Section 704(c) of the Code (including “remedial items” and “offsetting remedial items”) in respect of the interests in Opco using the “remedial allocation method” of Treasury Regulations Section 1.704-3(d) with respect to differences between book basis and tax basis of the Company’s assets as of immediately prior to the Company Merger.

“Reorganizations” is defined in the recitals to this Agreement.

“Representative” means, with respect to a specified Person, any officer, agent, advisor (including legal counsel, accountants and financial advisors) or employee of such Person or any partner, member or shareholder of such Person or any director, officer, employee, partner, affiliate, member, manager, shareholder, assignee or representative of any of the foregoing.

“Rollover Member Exchange” is defined in the recitals to this Agreement.

“Schedule” means any of the following: (i) a Basis Schedule, (ii) a Tax Benefit Schedule, (iii) an Early Termination Schedule and (iv) any Amended Schedule.

“Section 734(b) Distribution” means any actual or deemed distribution by Opco to the Members (other than (i) Parent or (ii) its Subsidiaries (but including Management Holdings)) to which Section 734(b)(1) of the Code (or any similar provision of tax Law) applies, including as a result of the repayment of any indebtedness.

“Senior Obligations” is defined in Section 5.1.

“Series B Preferred Stock” means the preferred stock of Parent designated as “Series B Preferred Stock” pursuant to the Charter Amendment and Resolutions.

“Series C Preferred Stock” means the preferred stock of Parent designated as “Series C Preferred Stock” pursuant to the Charter Amendment and Resolutions.

“Series C-2 Preferred Units” has the meaning ascribed to it in the Operating Agreement.

“Share Settlement” has the meaning ascribed to it in the Operating Agreement.

“Shareholders Agreements” means, together, (i) the Major Shareholders Agreement substantially in the form attached to the Merger Agreement as Exhibit E-1 by and among Parent and the E Investors and (ii) the R Shareholder Agreement, in each case, to be entered into at or following the Closing pursuant to the Merger Agreement.

“SOFR” means, for the relevant period, the rate per annum equal to the forward-looking term rate based on the secured overnight financing rate as administered by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) for deposits in dollars for a period of one month as published by Federal Reserve Bank of New York on its website two Business Days before the first day of such period. If as of 5:00 p.m. (New York time) on such determination date the applicable rate has not been published, then the rate used will be the rate published on the business day most recently preceding such determination date.

“Subsidiary” means, with respect to any Person and as of any determination date, any other Person as to which such first Person (i) owns, directly or indirectly, or otherwise controls, more than 50% of the voting power or other similar interests of such other Person or (ii) is the sole general partner interest, or managing member or similar interest, of such other Person.

“Tax Benefit Payment” is defined in Section 3.1(b).

“Tax Benefit Schedule” is defined in Section 2.3(a).

“Tax Return” means any return, declaration, report or similar statement filed or required to be filed with respect to taxes (including any attached schedules), including any information return, claim for refund, amended return and declaration of estimated tax.

“Taxable Year” means a taxable year of Parent as defined in Section 441(b) of the Code or any similar provisions of U.S. state or local tax Law, as applicable (and, therefore, for the avoidance of doubt, may include a period of less than 12 months for which a Tax Return is filed), ending on or after the closing date of the Mergers.

“Taxing Authority” means any national, federal, state, county, municipal or local government, or any subdivision, agency, commission or authority thereof, or any quasi-governmental body, or any other authority of any kind, exercising regulatory or other authority in relation to tax matters.

“Treasury Regulations” means the final, temporary and (to the extent they can be relied upon) proposed regulations under the Code, as promulgated from time to time (including corresponding provisions and succeeding provisions) and as in effect for the relevant taxable period.

“U.S.” means the United States of America.

“Units” is defined in the preamble to this Agreement.

“Valuation Assumptions” means, as of an Early Termination Effective Date and in each Taxable Year ending on or after such Early Termination Effective Date, the assumptions that,

(i)    Parent will have taxable income sufficient to fully use the deductions arising from the Basis Adjustments, the Imputed Interest and the Remedial Allocations during such Taxable Year or future Taxable Years (including, for the avoidance of doubt, Basis Adjustments, Imputed Interest and Remedial Allocations that would result from future Tax Benefit Payments that would be paid in accordance with the Valuation Assumptions) in which such deductions would become available;

(ii)    the income tax rates that will be in effect for each such Taxable Year will be (x) the Blended Rate for U.S. state and local taxes and (y) the highest U.S. federal income tax rate in effect for Parent for U.S. federal taxes, in each case, except to the extent any increase to such tax rates for such Taxable Year has already been enacted into law as of the Early Termination Effective Date ;

(iii)    all taxable income of Parent will be subject to the maximum applicable tax rates for each Covered Tax throughout the relevant period; provided, however, that the combined tax rate for U.S. state and local income taxes shall be the Blended Rate;

(iv)    any loss carryovers or carrybacks generated by any Basis Adjustment, Imputed Interest or Remedial Allocations in each case, including any such Basis Adjustment, Imputed Interest or Remedial Allocations generated as a result of payments made or deemed to be made under this Agreement and available (taking into account any known and applicable limitations, except as expressly provided in this Agreement) as of the date of the Early Termination Schedule will be used by Parent ratably over the earlier of (i) the scheduled expiration date of such loss carryover or carryback following the date of the Early Termination Schedule and (ii) if there is no such scheduled expiration, 15 years following the Taxable Year that includes the date of the Early Termination Schedule;

(v)    (A) any equity interests in any of Opco’s Subsidiaries treated as a corporation for U.S. federal income tax purposes will not be disposed of, (B) any short-term investments (as defined by GAAP) will be disposed of 12 months following the Early Termination Effective Date and (C) any non-amortizable, non-depreciable Reference Assets (other than those described in clauses (A) and (B)) will be disposed of to an unrelated party 15 years after the Exchange that gave rise to the Basis Adjustment; provided that, to the extent a Change of Control results in a taxable disposition of such non-amortizable, non-depreciable assets, such assets shall be deemed disposed of at the time of such disposition;

(vi)    if, on the Early Termination Effective Date, any Rollover Member has Opco Units that have not been Exchanged (including, in the case of a Management Holdings Member, Opco Units it is eligible to receive via Management Holdings Member First Step Exchange and then subject to a Management Holdings Member Opco Unit Exchange, in which case, such a Management Member First Step Exchange shall be deemed to have occurred), then such Opco Units shall be deemed to be Exchanged for the Market Value of the shares of Common Stock or Series C Preferred Stock of Parent (as applicable) or the amount of cash that would be received by such Rollover Member or Management Holdings Member had such Opco Units actually been so Exchanged on the Early Termination Effective Date in a fully taxable transaction governed by Sections 741 and 743 of the Code;

(vii)    any future payment obligations pursuant to this Agreement that are used to calculate the Early Termination Payment will be satisfied on the date that any Tax Return to which any such payment obligation relates is required to be filed excluding any extensions; and

(viii)    with respect to Taxable Years ending prior to the Early Termination Effective Date, any unpaid Tax Benefit Payments and any applicable Default Rate Interest will be paid on the Early Termination Effective Date.

“Voluntary Early Termination” is defined in Section 4.2(a)(i).

SECTION 1.2.    Rules of Construction. Unless otherwise specified herein:

(a)    The headings contained in this Agreement and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The word “will” shall be construed to have the same meaning as the word “shall”. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “extent” in the phrase “to the extent”

shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The word “or” when used in a list of two or more items, means “and/or” and may indicate any combination of the items. Unless the context (or Section 1.2(b)) requires otherwise (a) any definition of or reference to any contract, instrument or other document or any Law herein shall be construed as referring to such contract, instrument or other document or Law as from time to time amended, supplemented or otherwise modified, (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections and Schedules shall be construed to refer to Articles and Sections of, and Schedules to, this Agreement, (e) references to dollars or “$” refer to the lawful currency of the United States, (f) the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form and (g) all definitions are equally applicable to (i) the singular and plural, (ii) the active and passive and (iii) for defined terms that are nouns, the verbified forms of the terms defined. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including”. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(b)    Unless otherwise expressly provided herein, (i) references to organizational documents (including the Operating Agreement), agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted hereby, and (ii) references to any Law (including the Code and the Treasury Regulations) include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

ARTICLE II

Determination of Realized Tax Benefit

SECTION 2.1.    Basis Adjustments; 754 Election.

(a)    Basis Adjustments. The Parties acknowledge and agree that (i) each Rollover Member Exchange and Management Holdings Member Opco Unit Exchange shall be treated as a direct purchase of Opco Units by Holdco from the applicable Rollover Member or Management Holdings Member pursuant to Section 707(a)(2)(B) of the Code (or any similar provisions of applicable state or local tax Law) and (ii) each Exchange may, and the Reorganizations will, give rise to Basis Adjustments.

(b)    Section 754 Election. Parent shall cause Opco and each of its Subsidiaries that is treated as a partnership for U.S. federal income tax purposes and Management Holdings to have in effect an election under Section 754 of the Code (or any similar provisions of applicable state or local tax Law) for each Taxable Year. Parent shall take commercially reasonable efforts to cause each Person in which Opco owns a direct or indirect equity interest (other than a Subsidiary) that is so treated as a partnership to have in effect any such election for each Taxable Year.

SECTION 2.2.    Basis Schedules. Within 120 calendar days after the filing of the U.S. federal income Tax Return of Parent for each relevant Taxable Year, Parent shall deliver to the Members a schedule showing, in reasonable detail, (a) the actual tax basis and Non-Adjusted Tax Basis of the Reference Assets as of each applicable Exchange Date, (b) the Basis Adjustments to the Reference Assets for such Taxable Year and prior Taxable Years, calculated (i) in the aggregate and (ii) solely with respect to each applicable Member, (c) the periods over which the Reference Assets are amortizable or depreciable, (d) the period over which each Basis Adjustment is amortizable or depreciable and (e) the impact of the Remedial Allocations (such schedule, a “Basis Schedule”). A Basis Schedule will become final and binding on the Parties pursuant to the procedures set forth in Section 2.4(a) and may be amended by the Parties pursuant to the procedures set forth in Section 2.4(b).

SECTION 2.3.    Tax Benefit Schedules.

(a)    Tax Benefit Schedule. Within 120 calendar days after the filing of the U.S. federal income Tax Return of Parent for any Taxable Year in which there is a Realized Tax Benefit or Realized Tax Detriment, Parent shall provide to the Members a schedule showing, in reasonable detail, the calculation of the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year and any Tax Benefit Payment or other payment under this Agreement Attributable to such Member for such Taxable Year and prior Taxable Years (a “Tax Benefit Schedule”). A Tax Benefit Schedule will become final and binding on the Parties pursuant to the procedures set forth in Section 2.4(a) and may be amended by the Parties pursuant to the procedures set forth in Section 2.4(b).

(b)    Applicable Principles. Subject to the provisions hereunder, the Realized Tax Benefit or Realized Tax Detriment for each Taxable Year is intended to measure the decrease or increase in the Actual Tax Liability of Parent for such Taxable Year attributable to the Basis Adjustments, Imputed Interest and Remedial Allocations (in each case, taking into account Section 704(c) of the Code) and including any such Basis Adjustments, Imputed Interest or Remedial Allocations generated as a result of payments made or deemed to be made under this Agreement, as determined using a “with and without” methodology described in Section 2.4(a). Except as expressly set forth herein, carryovers or carrybacks of any tax item attributable to any Basis Adjustment, Imputed Interest or Remedial Allocations shall be considered to be subject to the rules of the Code and the Treasury Regulations, and the appropriate provisions of state and local tax Law, governing the use, limitation or expiration of carryovers or carrybacks of the relevant type. If a carryover or carryback of any tax item includes a portion that is attributable to a Basis Adjustment, Imputed Interest or Remedial Allocations (a “TRA Portion”) and another portion that is not attributable to a Basis Adjustment, Imputed Interest or Remedial Allocations (a “Non-TRA Portion”), such portions shall be considered to be used in accordance with the “with and without” methodology so that the amount of any Non-TRA Portion is deemed utilized first, to the extent available, followed by the amount of any TRA Portion (with the TRA Portion being applied on a proportionate basis consistent with the principles of Section 3.3(a)). Except with respect to the portion of any payment attributable to Imputed Interest and the portion of any payment to the Blocker Members, all Tax Benefit Payments and payments of Default Rate Interest will be treated as subsequent upward purchase price adjustments that give rise to further Basis Adjustments and Remedial Allocations for Parent beginning in the Taxable Year of payment, and as a result, such additional Basis Adjustments and Remedial Allocations will be incorporated into such Taxable Year and into future Taxable Years, as appropriate.

SECTION 2.4.    Procedures; Amendments.

(a)    Procedures. Each time Parent delivers a Schedule to the Members under this Agreement, Parent shall, with respect to such Schedule, also (i) deliver to the Members supporting schedules and work papers, as determined by Parent or as reasonably requested by any Member, that provide a reasonable level of detail regarding relevant data and calculations and (ii) allow the Members and their advisors to have reasonable access to the appropriate representatives, as determined by Parent or as reasonably requested by the Members, at Parent or the Advisory Firm or other relevant accounting or law firm in connection with a review of relevant information. Without limiting the generality of the preceding sentence, Parent shall ensure that any Tax Benefit Schedule that is delivered to the Members, along with any supporting schedules and work papers, provides a reasonably detailed presentation of the calculations of the Actual Tax Liability for the relevant Taxable Year and the Hypothetical Tax Liability for such Taxable Year, and identifies any material assumptions or operating procedures or principles that were used for purposes of such calculations. A Schedule shall become final and binding on the Parties 30 calendar days from the date on which the Members first received the applicable Schedule unless a Member, within such period, provides Parent with written notice of an objection (made in good faith) to such Schedule and sets forth in reasonable detail such Member’s objection (an “Objection Notice”); provided that any matters not objected to shall be deemed accepted and become final and binding. If the Parties, for any reason, are unable to resolve the issues raised in such Objection Notice within 30 calendar days after receipt by Parent of the Objection Notice, Parent and the Member shall employ the Reconciliation Procedures described in Section 7.12 and the finalization of the Schedule will be conducted in accordance therewith.

(b)    Amended Schedule. A Schedule (other than an Early Termination Schedule) for any Taxable Year may only and shall be amended from time to time by Parent (i) in connection with a Determination affecting such Schedule, (ii) to correct inaccuracies in such Schedule identified as a result of the receipt of additional factual information relating to a Taxable Year after the date such Schedule was originally provided to the Members, (iii) to comply with an Expert’s determination under the Reconciliation Procedures, (iv) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to a carryover or carryback of a loss or other tax item to such Taxable Year or (v) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year (any such Schedule in its amended form, an “Amended Schedule”). Parent shall provide any Amended Schedule to the applicable Members within 30 calendar days of the occurrence of an event referred to in any of clauses (i) through (v) of the preceding sentence, and the delivery and finalization of any such Amended Schedule shall, for the avoidance of doubt, be subject to the procedures described in Section 2.4(a). In the event a Schedule is amended after such Schedule becomes final pursuant to Section 2.4(a) or, if applicable, Section 7.12, (A) the Amended Schedule shall not be taken into account in calculating any Tax Benefit Payment in the Taxable Year to which the amendment relates but instead shall be taken into account in calculating the Cumulative Net Realized Tax Benefit for the Taxable Year in which the amendment actually occurs and (B) as a result of the foregoing, any Tax Benefit Payment resulting from the increase in the Net Tax Benefit attributable to an Amended Schedule shall accrue interest at the Agreed Rate from the due date (without extensions) for filing the U.S. federal income Tax Return of Parent for the Taxable Year in which the amendment actually occurs for the amended Taxable Year until the Final Payment Date under Section 3.1(a) and such interest shall be treated as additional “Interest Amount” hereunder.

ARTICLE III

Tax Benefit Payments

SECTION 3.1.    Timing and Amount of Tax Benefit Payments.

(a)    Timing of Payments. Subject to Sections 3.2 and 3.3, by the date that is 10 Business Days following the date on which each Tax Benefit Schedule becomes final in accordance with Section 2.4(a) (such date, the “Final Payment Date” in respect of any Tax Benefit Payment), Parent or Holdco, as applicable, shall pay in full to each relevant Member the Tax Benefit Payment as determined pursuant to Section 3.1(b). Each such Tax Benefit Payment shall be made by wire transfer of immediately available funds to a bank account or accounts designated by such Member. For the avoidance of doubt, no Member shall be required under any circumstances to return any portion of any Payment or any Default Rate Interest paid by Parent or Holdco to such Member (including any portion of any Early Termination Payment).

(b)    Amount of Payments. For purposes of this Agreement, a “Tax Benefit Payment” with respect to any Member for a Taxable Year means an amount, not less than zero, equal to the sum of the Net Tax Benefit plus the Interest Amount that is Attributable to such Member for such Taxable Year. No Tax Benefit Payment shall be calculated or made in respect of any estimated tax payments, including any estimated U.S. federal income tax payments. The “Interest Amount” shall equal the interest on the Net Tax Benefit calculated at the Agreed Rate from the due date (without extensions) for filing Parent’s Tax Return with respect to Taxes for such Taxable Year until the Final Payment Date under Section 3.1(a). The Net Tax Benefit and the Interest Amount shall be determined separately with respect to each Exchange. The Net Tax Benefit and the Interest Amount with respect to each Exchange shall be reported on a unit-by-unit basis by reference to the resulting Basis Adjustment to Parent.

(i)    Net Tax Benefit. The “Net Tax Benefit” with respect to a Member for a Taxable Year equals the amount of the excess, if any, of (A) 83.5% of the Cumulative Net Realized Tax Benefit Attributable to such Member as of the end of such Taxable Year over (B) the aggregate amount of all Tax Benefit Payments previously made to such Member under this Section 3.1 (excluding any Interest Amount); provided that if there is no such excess (or a deficit exists) no Member shall be required to make a payment (or return a payment) to Parent or Holdco in respect of any portion of any Tax Benefit Payment previously paid by Parent or Holdco to such Member.

(ii)    Cumulative Net Realized Tax Benefit. The “Cumulative Net Realized Tax Benefit” for a Taxable Year equals the cumulative amount of Realized Tax Benefits for all Taxable Years of Parent, up to and including such Taxable Year, net of the cumulative amount of Realized Tax Detriments for the same period. The Realized Tax Benefit and Realized Tax Detriment for each Taxable Year shall be determined based on the most recent Tax Benefit Schedule or Amended Schedule, if any, in existence at the time of such determination.

(iii)    Realized Tax Benefit. The “Realized Tax Benefit” for a Taxable Year equals the excess, if any, of the Hypothetical Tax Liability over the Actual Tax Liability for such Taxable Year. If all or a portion of the Actual Tax Liability for such Taxable Year arises as a result of an audit or similar proceeding by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.

(iv)    Realized Tax Detriment. The “Realized Tax Detriment” for a Taxable Year equals the excess, if any, of the Actual Tax Liability over the Hypothetical Tax Liability for such Taxable Year. If all or a portion of the Actual Tax Liability for such Taxable Year arises as a result of an audit or similar proceeding by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination.

(v)    The Parties acknowledge and agree that, as of the date of this Agreement and as of the date of any future Exchange that may be subject to this Agreement, the aggregate value of the Tax Benefit Payments cannot be reasonably ascertained for U.S. federal income or other applicable tax purposes. Notwithstanding anything to the contrary in this Agreement, unless the applicable Member notifies Parent otherwise, the stated maximum selling price (within the meaning of Treasury Regulations Section 15A.453-1(c)(2)) (A) with respect to the Reorganizations (including amounts payable to the Blocker Members pursuant to this Agreement) shall not exceed the sum of (I) the Market Value of the stock delivered to the Blocker Members in the Reorganizations on the closing date of the Reorganizations, (II) the amount of cash, if any, delivered to the Blocker Members in the Reorganizations and (III) 88% of the Basis Adjustments and Remedial Allocations, and the aggregate payments under this Agreement to such Blocker Members (other than amounts accounted for as interest under the Code) shall not exceed the amount described in this clause (III) and (B) with respect to any transfer (or deemed transfer) of Opco Units by a Member (other than a Blocker Member) pursuant to an Exchange shall not exceed the sum of (I) the value of the Opco Units (based on the Market Value of the Common Stock or Series C Preferred Stock, as applicable) and the amount of cash delivered to the applicable Member and (II) 88% of all Basis Adjustments and Remedial Allocations, and the aggregate payments under this Agreement to such Member (other than amounts accounted for as interest under the Code) shall not exceed the amount described in this clause (II).

(vi)    Notwithstanding anything to the contrary herein, any and all Payments that would otherwise be made pursuant to this Agreement to a Member (including amounts reallocated to any Reallocation Member) with respect to (A) any Exchange under clause (ii) or (iii) of the definition thereof, (B) any Basis Adjustment under clause (ii) of the definition thereof or (C) Remedial Allocations, in each case, shall be held for the benefit of the applicable Member (without any interest thereon) until such time as (I) in the case of a Member other than a Blocker Member, such Member has exchanged Opco Units in one or more Exchanges under clause (i) of the definition thereof equal to 5% of the Opco Units issued to such Member pursuant to the Merger Agreement (or in the case of a Management Holdings Member, 5% of the Opco Units it is eligible to receive via a Management Holdings Member First Step Exchange, based on the Management Holdings Units issued to it pursuant to the Merger Agreement) and (II) in the case of a Blocker Member, any Reallocation Member other than the Blocker Member has exchanged Opco Units in one or more Exchanges under clause (i) of the definition thereof equal to 5% of the Opco Units issued to such Member pursuant to the Merger Agreement (any Member who has satisfied the requirement of clause (I) or (II), as applicable, an “Eligible Member”). All amounts previously withheld from any Eligible Member pursuant to the preceding sentence shall be paid to such Member (or Reallocation Member, as applicable) by Parent or Holdco, as applicable, by the next Final Payment Date following the date that any such Member becomes an Eligible Member, as determined pursuant to Section 3.1(a). Such withheld amounts shall accrue interest at the Agreed Rate calculated from the date a Member (or Reallocation Member, as applicable) becomes an Eligible Member until the applicable Final Payment Date with respect to such withheld amount, and such accrued interest shall be payable upon such applicable Final Payment Date and treated as additional “Interest Amount” hereunder.

SECTION 3.2.    No Duplicative Payments. It is intended that the provisions hereunder will not result in the duplicative payment of any amount that may be required under this Agreement, and the provisions hereunder shall be consistently interpreted and applied in accordance with that intent.

SECTION 3.3.    Pro-Ration of Payments as Between the Members.

(a)    Insufficient Taxable Income. Notwithstanding anything in Section 3.1(b) to the contrary, in a particular Taxable Year, to the extent that the actual Realized Tax Benefit of Parent is lower than what the Realized Tax Benefit would be if Parent had taxable income equal to the Benchmark Taxable Income in such Taxable Year, then the actual Realized Tax Benefit shall be allocated to each Member pro rata in accordance with the respective Tax Benefit Payment that would have been payable to such Member if Parent had taxable income equal to the Benchmark Taxable Income. For example, if Parent would have had $200 of aggregate Realized Tax Benefit if Parent had taxable income equal to the Benchmark Taxable Income (with $50 of such Realized Tax Benefits Attributable to Member A and $150 Attributable to Member B), such that Member A would have been entitled to a Tax Benefit Payment of $41.75 and Member B would have been entitled to a Tax Benefit Payment of $125.25, and if Parent instead had taxable income less than the Benchmark Taxable Income in such Taxable Year such that the Realized Tax Benefit was limited to $100, then $25 of the aggregate $100 actual Realized Tax Benefit for Parent for such Taxable Year would be allocated to Member A and $75 would be allocated to Member B, such that Member A would receive a Tax Benefit Payment of $20.875 and Member B would receive a Tax Benefit Payment of $62.625.

(b)    Late Payments. If for any reason Parent or Holdco are not able to fully satisfy their payment obligations to make all Tax Benefit Payments due in respect of a particular Taxable Year, then, without limiting the other remedies in this Agreement in respect thereof, (i) Default Rate Interest will accrue pursuant to Section 5.2 with respect to any unpaid portion thereof from and after the Final Payment Date with respect thereto until the payment thereof (including all such Default Rate Interest) in full, (ii) Parent or Holdco, as applicable, shall pay the available amount of such Tax Benefit Payments (and any applicable Default Rate Interest) in respect of such Taxable Year to each applicable Member pro rata in accordance with the principles of Section 3.3(a) and (iii) no Tax Benefit Payment shall be made in respect of any Taxable Year until all Tax Benefit Payments (and any applicable Default Rate Interest) to all Members in respect of all prior Taxable Years have been made in full.

ARTICLE IV

Termination

SECTION 4.1.    Early Termination of Agreement; Acceleration Events.

(a)    Parent’s Early Termination Right. Parent may terminate this Agreement, as and to the extent provided herein, by paying and causing Holdco to pay, as applicable, in full each and every Member the Early Termination Payment (along with any applicable Default Rate Interest) due to such Member; provided that Early Termination Payments may be made pursuant to this Section 4.1(a) only if made in full and simultaneously to all Members that are entitled to such a payment.

(b)    Acceleration upon Change of Control. In the event of a Change of Control, the Early Termination Payment (calculated as if an Early Termination Notice had been delivered on the date of the Change of Control) shall become due and payable in accordance with Section 4.3.

(c)    Acceleration upon Breach of Agreement or Insolvency Event. In the event of a Material Breach or Insolvency Event, the Early Termination Payment (calculated as if an Early Termination Notice had been delivered on the date of the Material Breach or Insolvency Event) shall become due and payable in accordance with Section 4.3 and the Agreement shall terminate, as and to the extent provided herein. Subject to the next sentence, Parent’s or Holdco’s failure to make a Payment (along with any applicable Default Rate

Interest) within 90 calendar days of the applicable Final Payment Date shall be deemed to constitute a Material Breach. To the extent that any Tax Benefit Payment is not made by the date that is 90 calendar days after the relevant Final Payment Date because Parent or Holdco, as applicable, (i) is prohibited from making such payment under Section 5.1 or the terms of any agreement governing any Senior Obligations or (ii) does not have, and cannot take commercially reasonable actions to obtain, sufficient funds to make such payment, such failure will not constitute a Material Breach; provided that (A) such payment obligation nevertheless will accrue for the benefit of the Members and continue to accrue Default Rate Interest until paid (together with all such Default Rate Interest) in full and (B) Parent or Holdco, as applicable, shall promptly (and in any event, within 10 Business Days) pay the entirety of the unpaid amount (along with any applicable Default Rate Interest) once Parent or Holdco, as applicable, is not prohibited from making such payment under Section 5.1 or the terms of the agreements governing the Senior Obligations and Parent or Holdco, as applicable, has sufficient funds to make such payment (and the failure of Parent or Holdco to do so will constitute a Material Breach); provided, further, that it shall be a Material Breach if Parent or Holdco makes any distribution of cash or other property (other than shares of Common Stock or in the case of Holdco, distributions of cash or other property to Parent) to its stockholders or uses cash or other property to repurchase any capital stock of Parent (including Common Stock), in each case while any Tax Benefit Payments (along with any applicable Default Rate Interest) are due and payable and remain unpaid. Parent and Holdco shall use commercially reasonable efforts to (1) obtain sufficient available funds for the purpose of making Tax Benefit Payments under this Agreement and (2) avoid entering into any agreements that could be reasonably anticipated to materially delay the timing of the making of any Tax Benefit Payments under this Agreement.

(d)    In the case of a termination pursuant to any of the foregoing paragraphs (a) or (c), upon Parent’s and Holdco’s, as applicable, payment in full of the Early Termination Payment (along with any applicable Default Rate Interest) to each Member, Parent and Holdco shall have no further payment obligations under this Agreement other than with respect to any (i) Tax Benefit Payment (along with any applicable Default Rate Interest) due and payable that remains unpaid as of the Early Termination Effective Date and as of the date of payment of the Early Termination Payment and (ii) any Tax Benefit Payment (along with any applicable Default Rate Interest) due for the Taxable Year ending immediately prior to, ending with or including the date of the Early Termination Notice (except to the extent that the amount described in clause (i) or this clause (ii) are included in the Early Termination Payment). If an Exchange subsequently occurs with respect to Opco Units for which Parent or Holdco, as applicable, has paid the Early Termination Payment in full, Parent and Holdco, as applicable, shall have no obligations under this Agreement with respect to such Exchange.

SECTION 4.2.    Early Termination Notice.

(a)    If (i) Parent chooses to exercise its termination right under Section 4.1(a) (“Voluntary Early Termination”), (ii) a Change of Control occurs or (iii) a Material Breach or Insolvency Event occurs, Parent shall, in each case, deliver to the Members a reasonably detailed notice of Parent’s decision to exercise such right or the occurrence of such event, as applicable (an “Early Termination Notice”). In the case of an Early Termination Notice delivered with respect to a Voluntary Early Termination, Parent may withdraw such Early Termination Notice and rescind its Voluntary Early Termination at any time prior to the time at which any Early Termination Payment is paid.

(b)    Parent shall deliver a schedule showing in reasonable detail the calculation of the Early Termination Payment (an “Early Termination Schedule”) (i) simultaneously with the delivery of an Early Termination Notice or (ii) in the case of a termination pursuant to Section 4.1(b) or Section 4.1(c), as soon as reasonably practicable following the occurrence of the Change of Control, Material Breach or Insolvency Event giving rise to such termination. The date on which such Early Termination Schedule becomes final in accordance with Section 2.4(a) shall be the “Early Termination Reference Date”.

SECTION 4.3.    Payment upon Early Termination.

(a)    Timing of Payment. By the date that is 3 Business Days after the Early Termination Reference Date (such date, the “Final Payment Date” in respect of the Early Termination Payment), Parent and Holdco, as applicable, shall pay in full to each Member an amount equal to the Early Termination Payment applicable to such Member. Such Early Termination Payment shall be made by Parent and Holdco, as applicable, by wire transfer of immediately available funds to a bank account or accounts designated by the applicable Member. Notwithstanding the foregoing, unless the R Investor or its Permitted Transferees (each as defined in the R Shareholder Agreement) (i) has the Ongoing Director Designation Right (as defined in the R Shareholder Agreement) and (ii) has not assigned any of its rights under this Agreement (disregarding assignments to Permitted Transferees (as defined in the R Shareholder Agreement), whether or not in connection with a related transfer of Opco Units thereto), the obligation of Parent and Holdco, as applicable, to make the Early Termination Payment in connection with a Change of Control may be deferred, in part, by paying such amount in fifteen (15) equal annual installments, commencing on the Final Payment Date of the Early Termination Payment (the balance, the “Deferred Early Termination Payment”) with each subsequent payment paid on the anniversary of the Final Payment Date, and such deferred amounts shall accrue interest based on the Bullet Rate from the Final Payment Date until paid to reflect the time value of money (with the amount of interest attributable to any deferred payment due and payable in cash at the same time as the applicable annual installment to which it relates as if each such installment were a separate obligation) ; provided that, Parent may, in its sole discretion, elect to prepay any portion of Deferred Early Termination Payment prior to the due date thereof. If Parent or Holdco elects to defer any of the Early Termination Payment or prepay any previously Deferred Early Termination Payment, such deferral (and any prepayment thereof) shall be effected for all Members and allocated among them pro rata in accordance with the respective aggregate entitlements to such Early Termination Payments so triggered.

(b)    Amount of Payment. The “Early Termination Payment” payable to a Member pursuant to Section 4.3(a) shall equal the present value, discounted at the Early Termination Rate and determined as of the Early Termination Reference Date, of all Tax Benefit Payments that would be required to be paid by Parent or Holdco, as applicable, to such Member, beginning from the Early Termination Effective Date and using the Valuation Assumptions. For the avoidance of doubt, an Early Termination Payment shall be made to each Member in accordance with this Agreement, regardless of whether such Member has

Exchanged all of its Opco Units (including, in the case of a Management Holdings Member, Opco Units it is eligible to receive via Management Holdings Member First Step Exchange and then subject to a Management Holdings Member Opco Unit Exchange) as of the Early Termination Effective Date.

ARTICLE V

Subordination and Late Payments; Payments Generally

SECTION 5.1.    Subordination. Notwithstanding any other provision of this Agreement to the contrary, any Tax Benefit Payment or Early Termination Payment required to be made by Parent or Holdco, as applicable, to the Members under this Agreement shall rank subordinate and junior in right of payment to any principal, interest or other amounts due and payable in respect of any obligations owed in respect of secured indebtedness for borrowed money of Parent and Holdco (“Senior Obligations”) and shall rank pari passu in right of payment with all current or future obligations of Parent and Holdco that are not Senior Obligations; provided, however, that to the extent that Parent, Holdco or any of their controlled Affiliates enters into future tax receivable or other similar agreements (“Future TRAs”), Parent and Holdco shall ensure that the terms of any such Future TRA shall provide that any payment required to be made by Parent or Holdco, as applicable, to the Members under this Agreement shall rank senior in priority to any payment required to be made by Parent or Holdco, as applicable, under such Future TRA. Further, the effect of any Future TRAs (or the benefits on which such Future TRAs are based) shall not be taken into account in respect of any calculations made hereunder. To the extent that any payment under this Agreement is not permitted to be made at the time payment is due as a result of this Section 5.1 and the terms of the agreements governing Senior Obligations, such payment obligation (together with Default Rate Interest thereon) nevertheless shall accrue for the benefit of the Members and Parent or Holdco, as applicable, shall make such payments at the first opportunity that such payments are permitted to be made in accordance with the terms of the Senior Obligations. For the avoidance of doubt, Parent shall use commercially reasonable efforts to cause the terms of the agreements governing Senior Obligations to allow payments to be made under this Agreement. To the extent Parent or its Subsidiaries (including Opco and its Subsidiaries) incur, create or assume any Senior Obligations after the date hereof, Parent shall not, and shall cause its Subsidiaries to not, agree to any provision that restricts in any material respect the amounts payable hereunder if the principal purpose of Parent agreeing to such provision is to circumvent the payment of amounts payable hereunder.

SECTION 5.2.    Late Payments by Parent and Holdco. The amount of any Payment not made to any Member by the applicable Final Payment Date, whether as a result of Section 5.1 and the terms of the Senior Obligations or otherwise, shall be payable together with “Default Rate Interest”, calculated at the Default Rate and accruing on the amount of the unpaid Payment from the applicable Final Payment Date until the date on which Parent or Holdco, as applicable, makes such Payment to such Member.

SECTION 5.3.    Payments Generally. Notwithstanding anything to the contrary herein, any payments under this Agreement to the Blocker Members shall be paid directly by Parent, and any payments under this Agreement to the Rollover Members and the Management Holdings Members shall be paid directly by Holdco.

ARTICLE VI

Tax Matters; Consistency; Cooperation

SECTION 6.1.    Participation in Tax Matters. Except as otherwise provided herein or in the Merger Agreement, the Operating Agreement or the Operating Agreement of Surviving Management Holdings, Parent shall have full responsibility for, and sole discretion over, all tax matters concerning Parent, Holdco or Opco, including preparing, filing or amending any Tax Return and defending, contesting or settling any issue pertaining to taxes. Notwithstanding the foregoing, Parent shall notify the Members of, and keep them reasonably informed with respect to, the portion of any audit by any Taxing Authority of Parent, Holdco, Management Holdings, Opco or any of Opco’s Subsidiaries, the outcome of which is reasonably expected to materially affect such Members’ rights and obligations under this Agreement, and any such Member shall have the right to participate in and to monitor at its own expense (but not to control) any such portion of any such audit; provided that none of Parent, Holdco, Management Holdings, Opco or any of Opco’s Subsidiaries shall settle or fail to contest any issue that is reasonably expected to materially adversely affect the Members’ rights or obligations under this Agreement (including the amount or timing of payment made hereunder) without the prior written consent of the Designated Representative (such consent not to be unreasonably withheld, conditioned or delayed). In addition to the foregoing, Parent shall not take any action outside the ordinary course of business (other than exercising its early termination right under Section 4.1(a)), the principal purpose of which is to minimize Tax Benefit Payments determined in accordance with this Agreement.

SECTION 6.2.    Consistency. Except upon the written advice of the Advisory Firm and except for items that are explicitly described as “deemed” or treated in a similar manner by the terms of this Agreement, all calculations and determinations made hereunder, including any Basis Adjustments, the Schedules and the determination of any Realized Tax Benefits or Realized Tax Detriments, shall be made in accordance with the elections, methodologies and positions set forth in the Merger Agreement, the Operating Agreement and the Operating Agreement of Management Holdings, and otherwise taken by Parent, Holdco, Management Holdings and Opco (and their respective Subsidiaries) on their respective Tax Returns. Each Member shall prepare its Tax Returns in a manner consistent with the terms of this Agreement and any related calculations or determinations made hereunder, including the terms of Section 2.1 and the Schedules provided to each such Member, except as otherwise required by Law. In the event that an Advisory Firm is replaced with another Advisory Firm acceptable to the Audit Committee, the Parties shall cause such replacement Advisory Firm to perform its services necessitated by this Agreement using procedures and methodologies consistent with those of the previous Advisory Firm, unless otherwise required by Law or unless Parent obtains Member Approval to the use of other procedures and methodologies. Parent shall (and shall cause Opco and its other Subsidiaries to) use commercially reasonable efforts (for the avoidance of doubt, taking into account the interests and entitlements of all Members under this Agreement) to defend the tax treatment contemplated by this Agreement and any Schedule (or Amended Schedule, as applicable) in any audit, contest or similar proceeding with any Taxing Authority.

SECTION 6.3.    Cooperation.

(a)    Each Member shall (i) furnish to Parent in a timely manner such information, documents and other materials as Parent may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return of Opco or any of its Subsidiaries or contesting or defending any related audit, examination or controversy with any Taxing Authority, (ii) make itself available to Parent and its representatives to provide explanations of documents and materials and such other information as Parent or its representatives may reasonably request in connection with any of the matters described in clause (i) above and (iii) reasonably cooperate with Parent or its representatives in connection with any such matter. For the avoidance of doubt, no provision of this Agreement shall be construed to require any Member to provide any other party any right to access or review any Tax Return, tax work papers or other proprietary or confidential information of such Member or its direct or indirect beneficial owners.

(b)    Parent shall reimburse the Members for any reasonable and documented out-of-pocket costs and expenses incurred pursuant to Section 6.3(a).

SECTION 6.4.    Tax Treatment. Except as otherwise required pursuant to a Determination, each Party agrees to the following for all Tax purposes (including for purposes of filing Tax Returns or defending tax audits, contests or proceedings):

(a)    except for the portion treated as Imputed Interest, any payment made under this Agreement to a Rollover Member or Management Holdings Member will be treated as additional consideration paid or funded by Holdco for the Opco Units exchanged by such Rollover Member or Management Holdings Member pursuant to either a direct exchange or disguised sale and giving rise to additional Basis Adjustments and Remedial Allocations;

(b)    except for the portion treated as Imputed Interest, any payment made under this Agreement to a Blocker Member will be treated as “boot” received by such Blocker Member in the Reorganizations for purposes of Section 356 of the Code (and treated as part of a redemptive exchange under Section 302(a) and (b) of the Code and not treated as a dividend pursuant to Section 304 or 356(a)(2) of the Code); and

(c)    the portion of any payment made under this Agreement that is Imputed Interest will be treated as a payment of interest, and payments of the Interest Amount and Default Rate Interest will not be treated as interest.

ARTICLE VII

MISCELLANEOUS

SECTION 7.1.    Notices. All notices, requests, consents, claims, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered in person; (b) when transmitted (except if not a Business Day, then the next Business Day) via email (to such email address set out below) and sender shall bear the burden of proof of delivery, which shall be deemed satisfied if such notice is also delivered by hand, deposited in registered or certified mail (postage prepaid, return receipt requested), or delivered prepaid to a reputable national overnight air courier service on or before the date that is one (1) Business Day after its transmission by email; and (c) on the next Business Day when sent by national overnight courier (providing proof of delivery), in each case to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 7.1):

If to Parent, to:

Forward Air Corporation

1915 Snapps Ferry Road, Bldg. N

Greeneville, TN 37745

Attention: Michael Hance

Email: MHance@forwardair.com

with a copy (which shall not constitute notice to Parent) to:

Cravath, Swaine & Moore LLP

825 Eighth Avenue

New York, New York 10019

Attn: Thomas E. Dunn; Christopher K. Fargo; Matthew L. Ploszek;

Andrew T. Davis

E-mail: tdunn@cravath.com; cfargo@cravath.com; mploszek@cravath.com;

adavis@cravath.com

If to Opco, to:

Clue Opco LLC

1915 Snapps Ferry Road, Bldg. N

Greeneville, TN 37745

Attention: Michael Hance

Email: MHance@forwardair.com

with a copy (which shall not constitute notice to Opco) to:

Cravath, Swaine & Moore LLP

825 Eighth Avenue

New York, New York 10019

Attn: Thomas E. Dunn; Christopher K. Fargo; Matthew L. Ploszek;

Andrew T. Davis

E-mail: tdunn@cravath.com; cfargo@cravath.com; mploszek@cravath.com;

adavis@cravath.com

If to the Designated Representative, to:

Ridgemont Equity Partners

101 S. Tryon Street, Suite 3400

Charlotte, NC 28280

Attn: Chief Operating Officer

e-mail: investorrelations@ridgemontep.com

with a copy (which shall not constitute notice to the Designated Representative) to:

Alston & Bird LLP

1120 South Tryon Street, Suite 300

Charlotte, NC 28203

Attention: C. Mark Kelly; Daniel C. Rowe; John F. Baron; Daniel M. Reach

Email:    mark.kelly@alston.com; daniel.rowe@alston.com

If to any other Member, to the address and e-mail address specified on such Member’s signature page to the applicable Joinder.

SECTION 7.2.    Expenses. Except as otherwise set forth herein, each party to this Agreement shall pay its own expenses incurred following the date of this Agreement in connection with this Agreement. Opco shall bear all documented out-of-pocket expenses of the Parties in connection with this Agreement incurred prior to the date of this Agreement.

SECTION 7.3.    Counterparts. This Agreement may be executed and delivered (including by electronic, facsimile transmission, DocuSign or .pdf) in counterparts, including by the delivery of a properly executed Letter of Transmittal by a Member, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument will raise the use of electronic delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of electronic delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense related to lack of authenticity.

SECTION 7.4.    Entire Agreement; No Third-Party Beneficiaries. This Agreement, together with the other Transaction Agreements (as defined in the Merger Agreement), including the Operating Agreement, the Operating Agreement of Surviving Management Holdings and the Charter and Bylaws, constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and is not intended to and does not confer upon any Person other than the parties hereto (and their respective permitted transferees) any rights or remedies, except as expressly provided in this Agreement (it being understood and agreed that the Persons referred to in any Section of this Agreement as having such rights and who or which are not parties hereto shall be entitled to the benefits of, and to enforce the provisions of, such Section).

SECTION 7.5.    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law, or public policy, all other terms and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the purpose of this Agreement is fulfilled to the fullest extent possible.

SECTION 7.6.    Assignment. Each Member may, at any time, assign, sell, alienate, transfer pledge or hypothecate its interest in this Agreement in whole or in part, including the right to receive any payments to be made pursuant to this Agreement, to any Person; provided, however, that no Member may assign, sell, pledge, or otherwise alienate or transfer any interest in this Agreement, including the right to receive any Tax Benefit Payments under this Agreement, to any Person without such Person executing and delivering a Joinder agreeing to succeed to the applicable portion of such Member’s interest in this Agreement and to become a Party for all purposes of this Agreement (the “Joinder Requirement”). For the avoidance of doubt, if a Rollover Member transfers Opco Units in accordance with the terms of the Operating Agreement or a Management Holdings Member transfers Management Holdings Units in accordance with the terms of the Operating Agreement of Surviving Management Holdings but does not assign to the transferee of such Units its rights under this Agreement with respect to such transferred Units, such Member shall continue to be entitled to receive the Tax Benefit Payments arising in respect of a subsequent Exchange of such Units (including the Opco Units corresponding to such Management Holdings Units). Parent and Holdco may not assign any of its rights or obligations under this Agreement to any Person without Member Approval. Any purported assignment not in compliance with this Section 7.6 shall be null and void. The implementation of this Section 7.6 is intended to be a “book entry system” as defined in Treasury Regulations Section 5f.103-1(c), and this Section 7.6 shall be interpreted consistently therewith, so that rights under this Agreement are at all times maintained in “registered form” for purposes of the Code and Treasury Regulations. Parent shall maintain a register of any Person entitled to payments under this Agreement, and no Person shall be entitled to any payment under this Agreement unless such Person’s name appears on such register. All of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors, assigns, heirs, executors, administrators and legal representatives.

SECTION 7.7.    Amendments; Waivers; Consents. No provision of this Agreement may be amended unless such amendment is approved in writing and signed by Parent with Member Approval; provided that amendment of the definition of Change of Control will also require the written approval of a majority of the Independent Directors. No provision of this Agreement may be waived unless such waiver is in writing and signed by the Party against whom the waiver is to be effective (or, in the case of a waiver by all Members, signed by the Designated Representative); provided, further that the Reallocation Schedule may only be amended as described in the definition thereof. Notwithstanding the foregoing, no amendment or waiver shall be effective if such amendment or waiver will have a disproportionate and material adverse effect on the payments certain Members will or may receive under this Agreement unless such amendment or waiver is consented in writing by the Members disproportionately and materially adversely affected who would be entitled to receive at least a majority of the total amount of the Early Termination Payments payable to all Members disproportionately and materially adversely affected hereunder at such time (assuming Voluntary Early Termination on such date). In the event that SOFR ceases to be available, the Parties will negotiate in good faith to amend this Agreement to replace SOFR with a mutually acceptable successor rate. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights nor will any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement. The rights and remedies herein provided will be cumulative and not exclusive of any rights or remedies provided by Law or otherwise.

SECTION 7.8.    Successors. All of the terms and provisions hereunder shall be binding upon, and shall inure to the benefit of and be enforceable by, the Parties and their respective successors, assigns, heirs, executors, administrators and legal representatives. Parent shall require and cause any direct or indirect successor (whether by equity purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of Parent, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that Parent would be required to perform if no such succession had taken place.

SECTION 7.9.    Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

SECTION 7.10.    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice or conflict of law provisions or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Subject to Section 7.12, all Actions arising out of or relating to this Agreement or the transactions contemplated hereby shall be heard and determined exclusively in the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or if the Court of Chancery of the State of Delaware does not have subject matter jurisdiction, any federal court within the State of Delaware and the appellate court(s) therefrom). Subject to Section 7.12, the Parties hereby (a) irrevocably submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware and any appellate court therefrom within the State of Delaware (or if the Court of Chancery of the State of Delaware does not have subject matter jurisdiction, any federal court within the State of Delaware and the appellate court(s) therefrom) for the purpose of any Action arising out of or relating to this Agreement or the transactions contemplated hereby brought by any party; (b) irrevocably waive, and agree not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by the above-named courts; and (c) agree that such party will not bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any court other than the Court of Chancery of the State of Delaware (or if the Court of Chancery of the State of Delaware does not have subject matter jurisdiction, any federal court within the State of Delaware and the appellate court(s) therefrom). Service of process, summons, notice or document to any party’s address and in the manner set forth in Section 7.1 shall be effective service of process for any such action (without limiting other means).

SECTION 7.11.    Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE, EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) IT MAKES THIS WAIVER VOLUNTARILY; AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS IN THIS SECTION 7.11.

SECTION 7.12.    Reconciliation Procedures.

(a)    In the event that Parent and any Member are unable to resolve a Reconciliation Dispute within the relevant time period designated in this Agreement, the procedures described in this paragraph (the “Reconciliation Procedures”) will apply. The applicable Parties shall, within 15 calendar days of the commencement of a Reconciliation Dispute, mutually select a nationally recognized expert in the particular area of disagreement (the “Expert”) and submit the Reconciliation Dispute to such Expert for determination. The Expert shall be a partner or principal in a nationally recognized accounting firm, and unless Parent and such Member agree otherwise, the Expert (and its employing firm) shall not have any material relationship with Parent or such Member or other actual or potential conflict of interest. If the applicable Parties are unable to agree on an Expert within such 15 calendar-day time period, each such Party shall select an Expert and those selected Experts shall pick an Expert from a nationally recognized accounting firm that does not have any material relationship with the applicable Parties. The Expert shall resolve any matter relating to (i) a Basis Schedule, Early Termination Schedule or an amendment to either within 30 calendar days and (ii) a Tax Benefit Schedule or an amendment thereto within 15 calendar days or as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, the undisputed amount shall be paid by the date prescribed by this Agreement and such Tax Return may be filed as prepared by Parent, subject to adjustment or amendment upon resolution. The Expert shall finally determine any Reconciliation Dispute, and its determinations pursuant to this Section 7.12(a) shall be binding on the applicable Parties and may be entered and enforced in any court having competent jurisdiction. For the avoidance of doubt, the Expert in making a determination in any Reconciliation Dispute in accordance with this Section 7.12(a) shall be acting in the capacity of an expert in the subject matter of the disagreement and not acting in the capacity as an arbitrator of such Reconciliation Dispute.

(b)    Subject to the next sentence, the applicable Parties shall bear their own costs and expenses of such proceeding, unless (i) the Expert adopts the Member’s position, in which case Parent shall reimburse the Member for any reasonable and documented out-of-pocket costs and expenses in such proceeding or (ii) the Expert adopts Parent’s position, in which case the Member shall reimburse Parent for any reasonable and documented out-of-pocket costs and expenses in such proceeding. The costs and expenses relating to the engagement of such Expert or amending any Tax Return shall be borne by Parent.

SECTION 7.13.    Withholding. Parent and Holdco shall be entitled to deduct and withhold from any payment that is payable to any Member pursuant to this Agreement such amounts as Parent and Holdco are required to deduct and withhold with respect to the making of such payment by applicable Law. To the extent that amounts are so deducted and withheld and paid over to the appropriate Taxing Authority by Parent or Holdco, as applicable, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid by Parent or Holdco, as applicable, to the relevant Member in respect of whom the deduction and withholding was made. If Parent or Holdco becomes aware of any such requirement to so deduct and withhold from any payment under this Agreement to a Member, Parent or Holdco, as applicable, shall use commercially reasonable efforts to provide such Member with written notice of the amount of and applicable Law requiring such withholding at least ten (10) calendar days prior to making such deduction and withholding. The Parties shall reasonably cooperate to reduce or eliminate any amounts that would otherwise be required to be deducted and withheld pursuant to this Section 7.13.

SECTION 7.14.    Admission of Parent into a Consolidated Group; Certain Tax Actions and Covenants.

(a)    If Parent is or becomes a member of an affiliated or consolidated group of corporations that files a consolidated income Tax Return pursuant to Section 1501 or other applicable sections of the Code governing affiliated or consolidated groups, or any corresponding or similar provisions of state or local tax Law, then (i) the provisions hereunder shall be applied with respect to the group as a whole, and (ii) Payments and other applicable items hereunder shall be computed with reference to the affiliated or consolidated taxable income of the group as a whole, as the case may be (for the avoidance of doubt, the term “consolidated group” as used in this Agreement shall include any combined, consolidated, affiliated, unitary or other similar group for state or local tax Law purposes).

(b)    If any entity that is obligated to make a payment hereunder transfers one or more assets to a corporation (or a Person classified as a corporation for U.S. federal income or other applicable state or local tax purposes) with which such entity does not file a consolidated Tax Return pursuant to Section 1501 of the Code, such entity, for purposes of calculating the amount of any payment due hereunder, shall be treated as having disposed of such asset in a fully taxable transaction on the date of such contribution. The consideration deemed to be received by such entity shall be equal to the fair market value of the contributed asset. For purposes of this Section 7.14, a transfer of a partnership interest shall be treated as a transfer of the transferring partner’s share of each of the assets and liabilities of that partnership. Any dispute as to fair market value in connection with this Section 7.14(b) will be resolved pursuant to the Reconciliation Procedures.

(c)    Parent will not cause or permit Management Holdings or Opco (or any of its Subsidiaries that are currently treated as entities other than corporations for U.S. federal income tax purposes) to be treated as a corporation for U.S. federal income or other applicable state or local tax purposes, except with the Member Approval.

(d)    Unless Section 7.14(e) applies, if any Person the income of which is included in the income of Parent’s consolidated group transfers (or is deemed to transfer for U.S. federal income tax purposes) any interest in Opco or any Reference Asset to an entity the income of which is not included in the income of such consolidated group in a transaction in which the transferee’s basis in the property acquired is determined in whole or in part by reference to the transferor’s basis in the property, then Parent will cause the transferee to assume the obligation to make Payments with respect to any Reference Asset or interest therein acquired by the transferee (directly or indirectly) in the transfer (without duplication of any payments made by Parent or Holdco as a result of any gain or loss recognized in the transaction) in a manner consistent with the principles of this Agreement.

(e)    Without duplication of Section 7.14(a), if Parent (or any member of Parent’s consolidated group) transfers (or is deemed to transfer for U.S. federal income tax purposes) any interest in Opco in a transaction that is wholly or partially taxable, then for purposes of calculating any payment under this Agreement, Opco will be treated as having disposed of the portion of any Reference Asset that is indirectly transferred by Parent or other entity described above in a wholly or partially taxable transaction, as applicable, in which income, gain or loss is allocated to Parent in accordance with the Operating Agreement (determined as if the transferred Opco interest represents a proportionate share of an undivided interest in each asset of Opco).

(f)    If Opco transfers (or is deemed to transfer for U.S. federal income tax purposes) any Reference Asset to an entity the income of which is not included in the income of Parent’s consolidated group in a transaction in which the transferee’s basis in the Reference Asset acquired is determined in whole or in part by reference to the transferor’s basis in the Reference Asset, for purposes of calculating the amount of any payment under this Agreement, Opco will be treated as having disposed of the Reference Asset (on the date of the transfer) in a fully taxable transaction in which income, gain or loss is allocated to Parent in accordance with the Operating Agreement. The consideration deemed to be received in any deemed transaction described in this Section 7.14(f) will be equal to the fair market value of the transferred Reference Asset as of the date of the transfer, plus (without duplication): (A) the amount of debt to which the Reference Asset is subject, in the case of a transfer of an encumbered Reference Asset or (B) the amount of debt allocated to the Reference Asset, in the case of a transfer of an equity interest in an entity classified as a partnership for applicable tax purposes. Any dispute as to fair market value in connection with this Section 7.14(f) will be resolved pursuant to the Reconciliation Procedures.

(g)    Any transaction described in this Section 7.14 will be taken into account in determining the Realized Tax Benefits or Realized Tax Detriments, as applicable, for the Taxable Year in which the transaction is deemed to occur, consistent with the principles of this Agreement; provided, however, that none of the transactions set forth in the Merger Agreement shall constitute a transaction described in this Section 7.14.

(h)    Parent and Holdco will be treated as part of the same “consolidated group” (within the meaning of Treasury Regulations Section 1.1502-1(h)) and will file a consolidated income Tax Return pursuant to Section 1501 or other applicable sections of the Code governing affiliated or consolidated groups, or any corresponding or similar provisions of state or local tax Law; provided, however, that if any member of Parent’s consolidated group that owns any units in Opco deconsolidates from such consolidated group (or any such member is unable to be treated as part of a combined, consolidated, affiliated, unitary or other similar group with Parent for state or local tax Law purposes), then Parent will cause such member (or the new parent of the consolidated group in the case where Parent deconsolidates from the consolidated group) to assume the obligations under this Agreement (including to make Payments hereunder) as if it were Parent or Holdco (as applicable), solely with respect to the applicable tax attributes associated with any Reference Asset it owns (directly or indirectly) in a manner consistent with the principles of this Agreement.

(i)    None of the parties hereto will take any action to cause Parent or Holdco to be treated as other than a corporation for U.S. federal income or other applicable state or local tax purposes, except with Member Approval.

SECTION 7.15.    Confidentiality. (a) The Members shall and shall direct their respective Representatives to (i) hold confidential and not disclose, without the prior written approval of Parent, all confidential or proprietary written, recorded or oral information or data (including research, developmental, technical, marketing, sales, financial, operating, performance, cost, business and process information or data, knowhow and computer programming and other software techniques) provided by Parent or any of its Subsidiaries to the Members or their Representatives, whether such confidentiality or proprietary status is indicated orally or in writing or if such Member should reasonably have understood that the information should be treated as confidential, whether or not the specific words “confidential” or “proprietary” are used (“Confidential Information”), and (ii) use such Confidential Information only for the purpose of performing its obligations hereunder, managing and monitoring the Members’ investment in Parent and its Subsidiaries and carrying on the business of Parent and its Subsidiaries; provided that the Members and their respective Representatives may disclose or use such Confidential Information (x) in their capacity as directors, officers or employees of Parent or its Subsidiaries and (y) to each other, in their capacities as such and, with respective to Representatives that are attorneys, accountants, consultants and other professional advisors, to the extent necessary to their services in connection with monitoring its investment in Parent and its Subsidiaries, to any affiliate of such Member and their respective directors, employees, consultants and representatives, in each case in the ordinary course of business (provided that the recipients of such Confidential Information are subject to customary confidentiality and non-disclosure obligations) or (z) as may be necessary in connection with such Member’s enforcement of its rights in connection with this Agreement. Each Member acknowledges and agrees that it shall be liable for any breach of the terms of this Section 7.15 applicable to Affiliates and Representatives by its Affiliates and Representatives, except with respect to an Affiliate or Representative who enters into or has entered into a confidentiality agreement with Parent with respect to the subject matter of this Section 7.15.

(b)    Notwithstanding the foregoing, the confidentiality and non-use obligations of Section 7.15(a) will not apply to Confidential Information:

(i)    which any Member or any of its Representatives is required to disclose by judicial or administrative process, or by other requirements of applicable Law or regulation or any governmental authority (including any applicable rule, regulation or order of a self-governing authority, such as the NASDAQ); provided that, where and to the extent legally permitted and reasonably practicable, such Member shall (A) give Parent reasonable notice of any such requirement and, to the extent protective measures consistent with such requirement are available, the opportunity to seek appropriate protective measures and (B) reasonably cooperate with Parent, at Parent’s sole cost and expense, in attempting to obtain such protective measures;

(ii)    which becomes available to the public other than as a result of a breach of Section 7.15(a);

(iii)    which has been independently developed by such Member without use of or reliance upon Confidential Information; or

(iv)    which has been provided to any Member or any of its Representatives by a third party who obtained such information from a source other than from Parent or any of its Affiliates or other than as a result of a breach of Section 7.15(a).

SECTION 7.16.    Change in Law. Notwithstanding anything herein to the contrary, if, in connection with an actual or proposed change in Law, a Member reasonably believes that the existence of this Agreement could cause income (other than income arising from receipt of a payment under this Agreement) recognized by such Member (or direct or indirect equity holders in such Member) in connection with any Exchange to be treated as ordinary income rather than capital gain (or otherwise taxed at ordinary income rates) for U.S. federal income tax purposes or would have other material adverse tax consequences to such Member or any direct or indirect owner of such Member, then, at the written election of such Member in its sole discretion (in an instrument signed by such Member and delivered to Parent) and to the extent specified therein by such Member, this Agreement shall cease to have further effect with respect to such Member and shall not apply to an Exchange by such Member occurring after a date specified by such Member, or may be amended in a manner reasonably determined by such Member; provided that such amendment shall not result in an increase in any payments owed by Parent or Holdco under this Agreement at any time as compared to the amounts and times of payments that would have been due in the absence of such amendment and the Designated Representative consents in writing to such amendment, such consent not to be unreasonably withheld, conditioned or delayed.

SECTION 7.17.    Interest Rate Limitation. Notwithstanding anything to the contrary contained herein, the interest paid or agreed to be paid hereunder with respect to amounts due to any Member hereunder shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Member shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the applicable payment (but in each case exclusive of any component thereof comprising interest) or, if it exceeds such unpaid non-interest amount, refunded to Parent or Holdco, as applicable. In determining whether the interest contracted for, charged or received by any Member exceeds the Maximum Rate, such Member may, to the extent permitted by applicable Law, (i) characterize any payment that is not principal as an expense, fee or premium rather than interest, (ii) exclude voluntary prepayments and the effects thereof or (iii) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the payment obligations owed by Parent or Holdco, as applicable to such Member hereunder. Notwithstanding the foregoing, it is the intention of the Parties to conform strictly to any applicable usury Laws.

SECTION 7.18.    Independent Nature of Rights and Obligations. The rights and obligations of each Member hereunder are several and not joint with the rights and obligations of any other Person. A Member shall not be responsible in any way for the performance of the obligations of any other Person hereunder, nor shall a Member have the right to enforce the rights or obligations of any other Person hereunder (other than obligations of Parent). The obligations of a Member hereunder are solely for the benefit of, and shall be enforceable solely by, Parent. Nothing contained herein or in any other agreement or document delivered in connection herewith, and no action taken by any Member pursuant hereto or thereto, shall be deemed to constitute the Members acting as a partnership, association, joint venture or any other kind of entity, or create a presumption that the Members are in any way acting in concert or as a group with respect to such rights or obligations or the transactions contemplated hereby.

SECTION 7.19.    Successor. All of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors, permitted assigns, heirs, executors, administrators and legal representatives. Parent shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of Parent, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that Parent would be required to perform if no such succession had taken place.

SECTION 7.20.    Enforcement. The Parties agree that the Parties would be irreparably damaged if any provision of this Agreement were not performed in accordance with its specific terms or was otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. Accordingly, the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of the terms of this Agreement, in addition to any other remedy at law or in equity. The Parties further agree that no party to this Agreement shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any such legal or equitable relief and each party waives any objection to the imposition of such relief or any right it might have to require the obtaining, furnishing or posting of any such bond or similar instrument. Each of the Parties acknowledges and agrees that the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without such right, none of the Parties would have entered into this Agreement.

SECTION 7.21.    Effectiveness. This Agreement shall become effective upon its execution and delivery by the R Investors and the E Investors (each as defined in the Major Shareholders Agreements) and Parent.

SECTION 7.22.    Designated Representative.

(a)    The Designated Representative is hereby irrevocably appointed as the representative, agent, proxy, and attorney-in-fact for all the Members for all purposes under this Agreement and the other Transaction Agreements, including the full power and authority on the Members’ behalf (i) to perform the rights and acts as described as being within its authority, discretion or power as set forth herein or such other Transaction Agreement, including all such actions which are contemplated to be performed, reviewed or otherwise within its discretion herein or in such other Transaction Agreements, including the right to negotiate and settle disputes arising under, or relating to, this Agreement and the other Transaction Agreements (except as otherwise expressly set forth herein or therein by reference to a different standard or requirement for approval) and (ii) to take all other actions to be taken by or on behalf of the Members in connection with the Transaction Agreements and consistent with the foregoing authority. The Members, by approving this Agreement (whether by written consent, vote or by execution of this Agreement or a Letter of Transmittal), further agree that such agency and proxy are coupled with an interest, are therefore irrevocable without the consent of the Designated Representative and shall survive the death, incapacity, bankruptcy, dissolution or liquidation of any Member. All decisions and actions by the Designated Representative pursuant to the authority granted herein shall be binding upon all of the Members and no Member shall have the right to object, dissent, protest or otherwise contest the same. Parent may conclusively rely, without independent verification or investigation, upon any such decision or action of the Designated Representative as being the binding decision or action of every Member. The Designated Representative shall have no duties or obligations to the Members hereunder, except as expressly set forth in the Transaction Agreements. By its approval of, or consent to, the Transactions and the adoption of this Agreement, its acceptance of any consideration pursuant to the Merger Agreement or this Agreement or delivery of a Letter of Transmittal, each Member hereby irrevocably approves and adopts the appointment of the Designated Representative as such Member’s representative, agent, proxy, and attorney-in-fact to act in accordance with the authority granted in this Section 7.21.

(b)    Following the Closing Date, a majority-in-interest of the Members (as determined by their relative entitlement to Merger Consideration as of the Closing) may, by written consent, appoint a new representative as the Designated Representative. Notice, together with a copy of the written consent appointing such new representative and bearing the signatures of such majority-in-interest of the Members, must be delivered to Parent not less than 15 days prior to such appointment. Such appointment will be effective upon the later of the date indicated in the consent or the date such consent is received by Parent. In the event that the Designated Representative becomes unable or unwilling to continue in its capacity as Designated Representative, or if the Designated Representative resigns as the Designated Representative, a majority-in-interest of the Members (determined as set forth above) may by written consent appoint a new representative as the Designated Representative.

(c)    The Designated Representative shall hold the Designated Representative Expense Amount (as defined in the Merger Agreement) together with earnings on such amount, if any, as a fund (the “Designated Representative Expense Fund”) from which the Designated Representative may pay its any out-of-pocket losses and reasonable expenses or other costs it incurs in performing its duties and obligations under this Agreement or the other Transaction Agreements, including its legal and consultant fees, expenses and costs for reviewing, analyzing and defending any claim or process arising under or pursuant to this Agreement or any other Transaction Agreement within its scope of authority as set forth herein (collectively, “Administrative Costs”). For income tax purposes, the Designated Representative Expense Amount (as defined in the Merger Agreement) shall be treated as having been received and voluntarily set aside by the Members at the time of the Closing. At such time, and from time to time, that the Designated Representative determines in its sole discretion that the Designated Representative Expense Fund will not be required for the payment of such Administrative Costs or other amounts hereunder, the Designated Representative shall distribute the amounts then on deposit in the Designated Representative Expense Fund (the “Remaining Funds”) to the Members in accordance with their respective share of the Remaining Funds, based on their respective “last dollar out” sharing percentage of the proceeds set forth in the Closing Capitalization Schedule to the Merger Agreement (such amount with respect to the Members, their respective “Pro Rata Share”). The Designated Representative may, or Parent or its applicable Subsidiary shall, if requested by the Designated Representative, report and withhold any taxes from amounts paid by or from the Designated Representative Expense Fund and Parent or its applicable Subsidiary shall, if requested by the Designated Representative, cooperate in connection therewith including by processing any such amounts to be treated as compensation through its applicable regular payroll process; provided, however, that the Designated Representative is not acting as a withholding agent or in any similar capacity in connection with the Designated Representative Expense Fund, and has no tax reporting or income distribution obligations hereunder.

(d)    Notwithstanding anything to the contrary contained in this Agreement or any other Transaction Agreements, the Designated Representative in its capacity as such shall have no duties or responsibilities except those expressly set forth herein or in such other Transaction Agreement, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on behalf of any Member shall otherwise exist against the Designated Representative. No bond shall be required of the Designated Representative and the Designated Representative shall receive no compensation for its services. The Designated Representative shall not be liable to any Member for any act done or omitted hereunder as the Designated Representative except for its willful misconduct or actual fraud with respect to any matter arising out of or in connection with the acceptance or administration of its duties hereunder (it being understood that any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of the absence of willful misconduct or actual fraud). The Designated Representative shall be entitled to be indemnified by the Members (among them in accordance with their respective Pro Rata Share) for any loss, liability or expense incurred without willful misconduct or actual fraud on the part of the Designated Representative with respect to any matter arising out of or in connection with the acceptance or administration of its duties hereunder or the other Transaction Agreements (including the hiring of legal counsel and the incurring of legal fees and costs) and, without limiting the Members’ obligations with respect thereto, may fund such amounts from the Designated Representative Expense Fund. The Designated Representative shall be entitled to recover from the Members (among them in accordance with their respective Pro Rata Share) any out-of-pocket costs and expenses incurred by the Designated Representative in good faith and in connection with actions taken by the Designated Representative pursuant to this Agreement or the Transaction Agreements contemplated hereby or the acceptance of administration of its duties hereunder (including the hiring of legal counsel and the incurring of legal fees and costs) and, without limiting the Members’ obligations with respect thereto, may fund such amounts from the Designated Representative Expense Fund.

[Signature Page Follows this Page]

IN WITNESS WHEREOF, the undersigned have executed or caused to be executed on their behalf this Agreement as of the date first written above.

PARENT: FORWARD AIR CORPORATION

by	/s/ Thomas Schmitt
Name:	Thomas Schmitt
Title:	President and Chief Executive Officer

HOLDCO: CENTRAL STATES LOGISTICS, INC.

by	/s/ Thomas Schmitt
Name:	Thomas Schmitt
Title:	President and Chief Executive Officer

OPCO: CLUE OPCO LLC

by	/s/ Thomas Schmitt
Name:	Thomas Schmitt
Title:	President and Chief Executive Officer

[Signature Page to Tax Receivable Agreement]

OMNI MANAGEMENT HOLDINGS, LLC

by:	Forward Air Corporation, as its sole member

by	/s/ Michael L. Hance
Name:	Michael L. Hance
Title:	Chief Legal Officer and Secretary

[Signature Page to Tax Receivable Agreement]

Exhibit A

FORM OF JOINDER AGREEMENT

This JOINDER AGREEMENT, dated as of [●], 20[●] (this “Joinder”), is delivered pursuant to that certain Tax Receivable Agreement, dated as of January 25, 2024 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Tax Receivable Agreement”), by and among Forward Air Corporation, a Tennessee corporation ( “Parent”), Central States Logistics, Inc., a Delaware limited liability company and wholly owned subsidiary of Parent (“Holdco”), Clue Opco LLC, a Delaware limited liability company (“Opco”), Omni Management Holdings, LLC, a Delaware limited liability company (“Management Holdings”), the Rollover Members (as defined therein), the Management Holdings Members (as defined therein), the Blocker Members (as defined therein), and each of the other Members (as defined therein) from time to time party thereto. Capitalized terms used but not otherwise defined herein have the respective meanings set forth in the Tax Receivable Agreement.

1.

Interest in the Tax Receivable Agreement. The undersigned hereby represents and warrants to Parent that, as of the date hereof, the undersigned has been assigned an interest in the Tax Receivable Agreement from a Member.

2.

Joinder to the Tax Receivable Agreement. Upon the execution of this Joinder by the undersigned and delivery hereof to Parent, the undersigned hereby is and hereafter will be a Member under the Tax Receivable Agreement and a Party thereto, with all the rights, privileges and responsibilities of a Member thereunder. The undersigned hereby agrees that it shall comply with and be fully bound by the terms of the Tax Receivable Agreement as if it had been a signatory thereto as of the date thereof.

3.	Incorporation by Reference. All terms and conditions of the Tax Receivable Agreement are hereby incorporated by reference in this Joinder as if set forth herein in full.

4.	Address. All notices under the Tax Receivable Agreement to the undersigned shall be directed to:

[Name]

[Address]

[City, State, Zip Code]

Attn:

E-mail:

[Signature Page Follows this Page]

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Joinder as of the day and year first above written.

[NAME OF NEW PARTY]

by
Name:
Title:

Acknowledged and agreed as of the date first set forth above:

FORWARD AIR CORPORATION

by
Name:	Thomas Schmitt
Title:	Chief Executive Officer

[Signature Page to Joinder Agreement]